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                                                                   EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of
this    day of November, 1996, to become effective immediately upon the filing of the Petition (the "Effective Date"), by and between Physician's Clinical Laboratory, Inc. ("PCL" or the "Employer"), on the one hand, and J. Marvin Feigenbaum ("Feigenbaum" or the "Employee"), on the other hand, with reference to the following recitals of fact:

                                R E C I T A L S

        A. PCL is about to file a petition (the "Petition") commencing a case (the "Bankruptcy Case") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court, Central District of California (the "Bankruptcy Court").

        B. Employer desires to retain employee as its Chief Operating Officer during the pendency of the Bankruptcy Case and until a plan of reorganization (the "Plan") is confirmed for PCL, and Employee desires to serve in such capacity on behalf of Employer.

        C. Concurrently herewith, PCL has entered into a postpetition financing agreement (the "DIP Facility") with certain lenders (collectively, the "Senior Lenders"), the effectiveness of which is subject to certain conditions and to approval of the Bankruptcy Court.

        D. It is contemplated that upon confirmation of the Plan, PCL shall enter into a long-term employment agreement with Feigenbaum, the terms and conditions of which are reflected in that certain Summary of Terms of Restructuring of Physician's Clinical Laboratory, Inc. (the "Term Sheet"), entered into by and between PCL, the Senior Lenders and Nu-Tech Bio-Med, Inc. ("Nu-Tech").


        E. Employee is the Chairman of the Board and President of Nu-Tech and owns approximately sixteen percent (16%) of the presently issued and outstanding shares of Nu-Tech.

        In consideration of the premises and the mutual covenants contained herein, Employer and Employee agree as follows:



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                                   AGREEMENT

        1. Employment And Term: Employer hereby employs Employee upon the terms and conditions set forth herein from the Effective Date until the earlier of termination in accordance with Section 5, below or the Effective Date of the Plan (the "Term"), and Employee hereby accepts such employment.

        2.      Duties And Obligations Of Employee:

                2.1 General Duties: Employee shall serve as the Chief Operating Officer and Crisis Manager of PCL. In such capacity, subject to approval of the Bankruptcy Court when and as necessary, or the consent of the Board of Directors (the "Board") of PCL, when required by the terms of this Agreement, Employee shall do and perform all services, acts or things reasonably necessary or advisable to manage and conduct the business of Employer, including, without limitation, the following:

                        a. authorizing and approving any and all borrowings, loans or advances from third parties, including loans and advances made under the DIP Facility;

                        b. authorizing and approving all disbursements by PCL and signing all checks on behalf of PCL; and

                        c. authorizing and approving the hiring and firing of all officers and employees of PCL.

Except as expressly provided in Section 2.2, below, Employee shall not require the consent of the Board of Directors (the "Board") of PCL to take the actions set forth in subparagraphs a, b and c, above.

                2.2     Matters Requiring Consent Of Board Of Directors:
Employee shall not, without specific approval of the Board, do or contract to do, any of the following:

                        a. file any plan of reorganization for PCL or withdraw or materially modify or amend any previously filed plan of reorganization for PCL;

                        b. authorize PCL to seek any relief from the Bankruptcy Court in the Chapter 11 case or take any position before the Bankruptcy Court on any matter in the Chapter 11 cases unless such relief or such matter relates to the business or operations of PCL; and



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                        c.      terminate the services of any officer of PCL or
promote an existing employee or hire a new employee to replace any officer whose services have been terminated.

                        With respect to action taken pursuant to subparagraph c, above, the Board shall delegate its authority to a subcommittee (the "Subcommittee") comprising two members of the Board. The initial members of the Subcommittee shall be Jack Burgess and Vince Schmitz. The Subcommittee shall have three (3) days within which to respond to any request for authority made by the Employee pursuant to Section 2.2 c, above. If the Subcommittee does not respond within said three-day period and further fails to respond within one (1) day of written notice of such failure to respond, Employee may take action pursuant to Section 2.2 c without the approval or authorization of the Subcommittee.

                2.3 Bankruptcy Court Approval: Employee understands and acknowledges that the Bankruptcy Code and orders entered by the Bankruptcy Court in the Bankruptcy Case may require PCL to obtain prior approval of the Bankruptcy Court before entering into certain transactions, in particular, transactions which are deemed to be out of the ordinary course of PCL's business. If advised by PCL's insolvency counsel that such approval is necessary, Employee will obtain such approval from the Bankruptcy Court before entering into any such transactions.

                2.4 Competing Offers: Employee understands and acknowledges that as a debtor in possession under the Bankruptcy Code, PCL may be required to entertain higher and better offers (individually, a "Competing Offer"; collectively, "Competing Offers") for its business than the transaction contemplated by the Term Sheet. Employee may be in a position of conflict with respect to such Competing Offers. Accordingly, Employee agrees that he shall have no authority on behalf of PCL to act or take action with respect to any inquiry as to due diligence for or response to any Competing Offer submitted by an interested party for the business of PCL and that all such matters shall be dealt with by the Independent Advisor.

                2.5 Devotion To Employee's Business: Employee shall devote such time and effort as Employee, in his sole reasonable discretion, believes is necessary to ensure the proper and prudent conduct of Employer's business during the Term. It is expressly agreed and understood, however, that Employee does not intend to devote his full-time efforts to Employer's business. Additionally, Employer agrees and acknowledges that Employee may, during the Term, invest or engage in other businesses and pursuits, some of which may compete, either directly or indirectly, with Employer's business.



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        3.      Obligations Of Employer:

                3.1 General Description: Employer shall provide Employee with the compensation, incentives, benefits and business expense reimbursements specified elsewhere in this Agreement.

                3.2 Office And Staff: Employer shall provide Employee with a private office, secretarial assistance, office equipment, supplies, and other facilities and services, suitable to Employee's position and adequate for the performance of Employee's duties.

                3.3 Indemnification Of Losses Of Employee: Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf other than losses arising from the gross negligence or willful misconduct of Employee.

        4.      Compensation:

                4.1 Salary: As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee, in accordance with the usual payroll practices of Employer, a salary at the rate of $104,000 per annum, payable not less than bi-monthly during the Term. In the event Employee is terminated for cause pursuant to Section 5.1, below, or in the event Employee terminates his obligations under this Agreement other than for cause pursuant to Section 5.3, below, Employee shall only be entitled to receive such compensation (including, without limitation, reimbursement for reasonable out-of-pocket expenses) as shall have accrued through the effective date of such termination.

                4.2 Expenses: The Employer shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee in connection with his employment hereunder upon presentation of appropriate receipts or vouchers.

        5.      Termination Of Employment:

                5.1 Termination For Cause By Employer: Employer shall have the right to terminate this Agreement if Employee willfully breaches the duties which he is required to perform under the terms of this Agreement or engages in gross negligence or willful misconduct; or commits such acts of dishonesty, fraud or misrepresentation as would prevent the effective performance of his duties. Employer may at its option terminate this Agreement for the reasons stated in this Section 5.1 by giving written notice of termination to Employee, which notice shall specify the ground(s) for termination and shall be supported by a statement of all relevant facts. Termination under



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this Section 5.1 shall be considered "for cause" for the purposes of this
Agreement.

                5.2 Termination By Employer Without Cause: This Agreement shall be terminated upon the death of Employee and may be terminated by Employer not less than two months after Employee suffers any physical or mental disability that would prevent the performance of his duties under this Agreement. In the case of physical or mental disability of employee, Employer's termination shall be effected by giving not less than twenty (20) days written notice of termination to Employee. Termination under this Section 5.2 shall not be considered "for cause" for the purposes of this Agreement.

                5.3 Termination By Employee For Cause: Employee may only terminate his obligations under this Agreement if Employer fails to cure a breach of its obligations under this Agreement within ten (10) days of written notice thereof in the event of a monetary default or within thirty (30) days of written notice thereof in the event of a non-monetary default.

        6.      General Provisions:

                6.1 Sole Check Signing Authority: During the Term, only Employee shall have the authority to execute checks on behalf of PCL.

                6.2 Attendance At Board Meetings: Employee shall have the right to attend all meetings of the Board, whether in person or telephonically, except meetings, or such portions of meetings at which the Board considers or discusses any Competing Offer.

                6.3 Reporting: In the exercise of his duties and responsibilities hereunder, Employee shall report to and, as required herein, take direction from the Board. Nathan Headley ("Headley"), whose services may be retained by PCL after the Effective Date, shall report directly to, and shall take direction from Employee.

                6.4 Notices: All notices, elections or other communications given pursuant to this Agreement shall be in writing, personally delivered or sent registered or certified mail, addressed as follows:

                If to Employer:         Physician's Clinical Laboratory, Inc.

                                        -------------------------------------

                                        -------------------------------------

                                        Attn:
                                             --------------------------------



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        If to Employee:         J. Marvin Feigenbaum
                                c/o Nu-Tech Bio-Med, Inc.
                                500 Fifth Avenue
                                Suite 2424
                                New York, NY 10036

or such other addresses as shall have been furnished by the parties to this Agreement. Any notice, election or other communication shall be deemed to have been given when actually received, except when given by registered, first-class mail, it shall be deemed to be given when sent.

        6.5 Disputes. Any disputes relating to the interpretation, application or enforcement of this Agreement may only be submitted to the Bankruptcy Court for resolution and adjudication. If any such action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

        6.6 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or other agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise, not contained in this Agreement shall be valid or binding on either party.

        6.7 Modification. This Agreement may not be changed orally, but may be changed only by a further instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

        6.8 Effective Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.


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        6.9  Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        Executed this 7th day of November, 1996, at Sacramento, California.




                                   "EMPLOYER"

                                   PHYSICIAN'S CLINICAL LABORATORY, INC.
                                   a Delaware corporation



                                   By /s/ RICHARD M. BROOKS
                                      ----------------------------------------
                                     Its Senior Vice President and
                                          Chief Financial Officer
                                         -------------------------------------

                                   "EMPLOYEE"



                                   By /s/ J. MARVIN FEIGENBAUM
                                     -----------------------------------------
                                     J. Marvin Feigenbaum






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